THE LOU HOLLAND TRUST

Statement pursuant to Rule 17g-1(g)

I hereby certify that the following resolutions were duly adopted on July 25, 2007, by a majority of the Board of Trustees of the Lou Holland Growth Fund (the “Fund”), currently the only series of The Lou Holland Trust, including a majority of the Trustees who are not "interested persons" (as defined by the Investment Company Act of 1940, as amended).

RESOLVED, that the form and amount of the fidelity bond coverage at $400,000, as presented to the Trustees at this meeting, and the payment of the premium increase within reason by the Fund related thereto, be, and hereby are approved, after consideration of all factors deemed relevant by the Trustees, including, but not limited to, the existing and projected value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Fund’s investment portfolio;

FURTHER RESOLVED, that the Chief Compliance Officer or his or her delegate be, and he or she hereby is, designated to make the filings and give the notices required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the proper officers of the Trust be, and each hereby is, authorized and directed to increase the amount of the Fund’s bond as may be necessary to satisfy the requirements of Rule 17g-1(d) under the 1940 Act.

Premiums have been paid for the period from 12:01 a.m. on October 31, 2007, to 12:01 a.m. on October 31, 2008.

/s/ Monica L. Walker
Monica L. Walker
Secretary